                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No....)

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                           Sun Healthcare Group, Inc.
                                (Name of Issuer)

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                                  Common Stock
                         (Title of Class of Securities)

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                                    866933401
                                 (CUSIP Number)

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                                   09/18/2003
             (Date of Event Which Requires Filing of this Statement)
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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.
866933401
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(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
(entities only) Highland Capital Management, L.P.
75-2716725

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(2) Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b) X

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(3) SEC Use Only


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(4) Citizenship or Place of Organization
Delaware

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Number of Shares(5)Sole Voting Power
Beneficially          488,856
Owned           ----------------------------------------------------------
by Each         (6) Shared Voting Power
Reporting
Person          ----------------------------------------------------------
With            (7) Sole Dispositive Power
                      488,856
                ----------------------------------------------------------
                (8) Shared Dispositive Power
                      0
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(9) Aggregate Amount Beneficially Owned by Each Reporting Person
    488,856
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(10)Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions)

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(11)Percent of Class Represented by Amount in Row 9
    4.96%
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(12)Type of Reporting Person (See Instructions)
PN, IA
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CUSIP No.
866933401
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(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
(entities only) Highland Crusader Offshore Partners, L.P.

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(2) Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b) X
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(3) SEC Use Only


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(4) Citizenship or Place of Organization
Bermuda

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Number of Shares(5)Sole Voting Power
Beneficially          0
Owned           ----------------------------------------------------------------
by Each         (6)Shared Voting  Power
Reporting             75,500
Person          ----------------------------------------------------------------
With            (7)Sole Dispositive Power
                      0
                ----------------------------------------------------------------
                (8)Shared Dispositive Power
                      75,500
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(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     75,500
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions)
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(11) Percent of Class Represented by Amount in Row 9
     .77%
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(12)Type of Reporting Person (See Instructions)
PN
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CUSIP No.
 866933401
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(1) Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
(entities only)
James Dondero

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(2) Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)  X
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(3) SEC Use Only


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(4) Citizenship or Place of Organization
United States

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Number of Shares(5) Sole Voting Power
Beneficially            See Item 4
Power           ----------------------------------------------------------------
by Each         (6) Shared Voting Owned
Reporting               See Item 4
Person          ----------------------------------------------------------------
With            (7) Sole Dispositive Power
                        See Item 4
                ----------------------------------------------------------------
                (8) Shared Dispositive Power
                        See Item 4
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(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     488,856
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
Instructions)

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(11) Percent of Class Represented by Amount in Row 9
     4.96%
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(12)Type of Reporting Person (See Instructions)
IN
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ITEM 1.

(a) Sun Healthcare Group, Inc.
(b) 101 Sun Avenue NE
    Albuquerque, NM  87109

ITEM 2.

    (a) Name of Person Filing:
        James Dondero
        Highland Capital Management, L.P.
        Highland Crusader Offshore Partners, L.P.

    (b) Address:
        13455 Noel Road Suite 1300
        Dallas, TX 75240

    (c) Citizenship:
        United States
        Delaware
        Bermuda

    (d) Title of Class of Securities:  Common Stock

    (e) Cusip No: 866933401

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

(a)[ ] Broker or Dealer registered under Section 15 of the Act.

(b)[ ] Bank as defined in Section 3(a)(6) of the Act.

(c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act.

(d)[ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

(e)[X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

The securities reported herein are owned by Highland Capital Management, L.P. and Highland Crusader Offshore Partners, L.P. Highland Capital Management, L.P. is Investment Advisor for Highland Crusader Offshore Partners, L.P. Mr. Dondero is president and a limited partner of Highland Capital Management, L.P. and may be deemed the beneficial owner of these securities. Mr. Dondero disclaims beneficial ownership of these securities.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a) Amount Beneficially Owned:  488,856

   (b) Percent of class:  4.96%

   (c) Number of shares as to which such person has:

       (i)   Sole power to vote or to direct the vote 0

       (i)   Shared power to vote or to direct the vote 488,856.

       (ii)  Sole power to dispose or to direct the disposition of 0

       (iii) Shared power to dispose or to direct the disposition of 488,856.

ITEM 5.  OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

As of September 18, 2003, reporting persons owned less than 5% of the common stock.

ITEM 6. OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable

ITEM 10. CERTIFICATIONS

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


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Dated 9/22/2003


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Signature /s/ James Dondero


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Name/Title  James Dondero, President of Highland Capital Management, L.P.



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Dated  9/22/2003


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Signature  /s/ James Dondero


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Name/Title James Dondero, President of Highland Capital Management, L.P.,
general partner of Highland Crusader Offshore Partners, L.P.



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Dated 9/22/2003


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Signature /s/ James Dondero


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Name/Title  James Dondero